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FORM 4                                                                                                         OMB Approval
                                                 U.S. SECURITIES AND EXCHANGE COMMISSION                ----------------------------
[ ] Check this box if no longer                          WASHINGTON, D.C. 20549                         OMB Number 3235-0287
    subject to Section 16. Form 4                                                                       Expires: September 30, 1998
    or Form 5 obligations may                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             Estimated average burden
    continue. See Instruction 1(b).                                                                     hours per response.......0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol    | 6. Relationship of Reporting Person(s)
                                       |                                                |    to Issuer (Check all applicable)
COLMAC HOLDINGS, INC.                  |           Rand Capital Corp - RAND             |    __X__ Director   ____ 10% Owner
---------------------------------------|------------------------------------------------|    _____ Officer (give title below)
(Last)        (First)         (Middle) | 3. IRS or Social Security | 4. Statement for   |    _____ Other (specify below)
                                       |     Number of Reporting   |    Month/Year      |      ___________________________________
   45 St. Clair Ave West, Suite 902    |     Person (Voluntary)    |      August 98     |-------------------------------------------
---------------------------------------|                           |--------------------| 7. Individual or Joint/Group Filing
               (Street)                |                           | 5. If Amendment,   |       (Check Applicable Line)
                                       |                           |    Date of Original| __X__ Form filed by One Reporting Person
                                       |                           |    (Month/Year)    | _____ Form filed by More than One
Toronto            Ontario     Canada  |                           |                    |       Reporting Person
---------------------------------------|--------------------------------------------------------------------------------------------
(City)             (State)       (Zip) |
                                       |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                               M4V 1K9 |
---------------------------------------|--------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction| 3.Transaction| 4.Securities Acquired(A)| 5.Amount of | 6.Owner- | 7.Nature
   (Instr. 3)                          |   Date       |   Code       |   or Disposed of (D)    | Securities  | ship     | of
                                       |   (Month/Day/|   (Instr. 8) |   (Instr. 3, 4, and 5)  | Beneficially| Form:    | Indirect
                                       |   Year)      |              |                         | Owned at    | Direct   | Bene-
                                       |              |--------------|-------------------------| End of Month| (D) or   | ficial
                                       |              |       |      |          | (A) |        | (Instr. 3   | Indirect | Owner-
                                       |              | Code  |  V   |  Amount  | or  |  Price | and 4)      | (I)      | ship
                                       |              |       |      |          | (D) |        |             | (Instr.4)| (Instr.4)
---------------------------------------|--------------|-------|------|----------|-----|--------|-------------|----------|-----------
Common Stock                           |     8/24     |   P   |      |  10,000  |  A  |  1.00  |  518,000    |    I     |Corporation
---------------------------------------|--------------|-------|------|----------|-----|--------|-------------|----------|-----------
Common Stock                           |     8/27     |   P   |      |   6,000  |  A  |  1.00  |  524,000    |    I     |Corporation
---------------------------------------|--------------|-------|------|----------|-----|--------|-------------|----------|-----------
Common Stock                           |     8/28     |   P   |      |   6,000  |  A  |  1.00  |  530,000    |    I     |Corporation
---------------------------------------|--------------|-------|------|----------|-----|--------|-------------|----------|-----------
Common Stock                           |     8/31     |   P   |      |   3,247  |  A  |  1.00  |  533,247    |    I     |Corporation
---------------------------------------|--------------|-------|------|----------|-----|--------|-------------|----------|-----------
                                       |              |       |      |          |     |        |             |          |
---------------------------------------|--------------|-------|------|----------|-----|--------|-------------|----------|-----------
                                       |              |       |      |          |     |        |             |          |
---------------------------------------|--------------|-------|------|----------|-----|--------|-------------|----------|-----------
                                       |              |       |      |          |     |        |             |          |
---------------------------------------|--------------|-------|------|----------|-----|--------|-------------|----------|-----------
                                       |              |       |      |          |     |        |             |          |
---------------------------------------|--------------|-------|------|----------|-----|--------|-------------|----------|-----------
                                       |              |       |      |          |     |        |             |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v)                                    SEC 1474 (7.96)
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